Exhibit 99.2

December 21, 2017

CyrusOne Announces Definitive Agreement to Acquire Zenium Data Centers

Extends Global Footprint into Europe’s Two Largest Markets, London and Frankfurt, with Significant Expansion Opportunity

DALLAS--(BUSINESS WIRE)--CyrusOne Inc. (“CyrusOne”) (NASDAQ:CONE), a premier global data center REIT, today announced the execution of a definitive agreement with Quantum Strategic Partners Ltd. (“Quantum”), a private investment fund managed by Soros Fund Management LLC and certain other sellers named therein, to purchase Zenium Data Centers (“Zenium”), a leading hyperscale data center provider in Europe with four properties in London and Frankfurt, the continent’s two largest data center markets. The purchase price is $442 million, reflecting a multiple of 18 times expected annualized Adjusted EBITDA of approximately $25 million from both commenced and signed but not yet billing leases. CyrusOne will also reimburse Zenium for capital expenditures between signing and closing. The transaction is expected to close in the first quarter of 2018, subject to the fulfillment of customary closing conditions including applicable regulatory approvals.

“This transaction establishes a significant presence for us in Europe’s two largest data center markets and provides a platform to scale to meet the strong demand across the continent,” said Gary Wojtaszek, president and chief executive officer of CyrusOne. “The Zenium team is experienced and well-respected with particular expertise leasing to hyperscale companies, and they have built an outstanding, fast-growing company. The capacity for further growth at their existing locations remains substantial, allowing us to nearly double the size of their business, and we will be able to leverage the European infrastructure to expand within London and Frankfurt and into new markets in an efficient, cost-effective manner.”

“We are thrilled to join the CyrusOne team and believe that their unique capabilities and strong customer relationships, particularly among hyperscale companies, will accelerate growth across the existing European portfolio,” said Franek Sodzawiczny, Zenium’s founder and chief executive officer. “We look forward to realizing the benefits of our combined expertise and similar operating philosophies as we continue to broaden CyrusOne’s footprint to capture growing European demand.”

Zenium Overview

Zenium is a leading European large-scale data center developer and operator with four best-in-class data centers serving London and Frankfurt, the two largest data center markets in Europe. Taking into account leases signed but not yet billing, the company has approximately $40 million in annualized contracted GAAP revenue, excluding estimates for pass-through power, representing approximately $25 million in expected annualized Adjusted EBITDA. All signed contracts will have commenced by year-end 2018. Additionally, Zenium has a robust sales funnel, including several late-stage transactions expected to be signed in the coming months.

Upon full buildout, the four properties will consist of more than 260,000 colocation square feet and 49.3 megawatts (“MW”) of power capacity. Approximately 54% of this power capacity, or 26.8 MW, is currently leased.

MW	London	Frankfurt	Total
Total power capacity(1)	22.6	26.7	49.3
Total power capacity leased	9.4	17.4	26.8
% leased	42%	65%	54%
Power capacity available for lease	13.2	9.3	22.5

(1)Represents critical load power capacity available for lease upon full buildout.

The two facilities in Frankfurt will be owned by CyrusOne, while the two facilities in London are leased with a remaining weighted average lease term of approximately 40 years, inclusive of renewal options.

Transaction Highlights

The transaction is expected to provide several key benefits to CyrusOne, including the following:

•    Critical First Step in International Expansion Strategy: The acquisition of Zenium is the first step in executing CyrusOne’s previously announced European expansion strategy, adding four properties in London and Frankfurt, the continent’s two largest data center markets. The European data center market is growing rapidly, with reported take-up over the last eighteen months well over double the prior eighteen-month period. Additionally, there has been strong demand for larger deployments, a market segment for which CyrusOne has unique expertise and capabilities. Establishing a significant European presence is a critical step in CyrusOne’s strategic objective of becoming a global provider.

•    Accelerated Entry into Important Markets with Significant Development / Lease-Up Opportunity: With 22.5 MW of critical load available for development and lease-up, the acquisition meaningfully accelerates CyrusOne’s ability to address the increasingly global needs of its existing customers. At the same time, the Company’s expanding footprint will allow CyrusOne to more effectively compete for opportunities from potential customers looking for a single provider with a geographically diverse presence. Given the significant investment to date, CyrusOne expects to deliver this incremental capacity at an estimated build cost of approximately

$115 million, or $5.1 million per MW, while the total construction cost per MW across the assets once fully built out is expected to average $6.5-7.0 million per MW, largely in line with CyrusOne’s current all-in build costs.

•    Experienced Management Team with Similar Operating Philosophy and Customer Focus: The Zenium management team has a proven track record as data center developers and operators with more than 70 years of combined experience. CyrusOne will benefit from this local expertise in site selection and acquisition, data center development, and sales. Similar to CyrusOne, Zenium has a high-quality customer base with a particular emphasis on hyperscale cloud companies. The Zenium portfolio consists of more than 10 customers, with hyperscale companies representing nearly 75% of contracted revenue. More than half of the customers will be new to CyrusOne, including two Fortune 1000 companies. Over 75% of the contracted revenue is generated from investment grade customers, and the weighted average remaining lease term is approximately six years.

•    Significant Operating Leverage: CyrusOne should benefit from significant operating leverage as the combined company expands within London and Frankfurt as well as into new markets, with a new site in Frankfurt already under contract and advanced discussions under way for additional organic site developments in London, Frankfurt, and Dublin. Similarly, as CyrusOne continues to evaluate acquisition opportunities in other markets, the Company expects to be able to leverage the design & construction, sales & marketing, and back-office capabilities of Zenium to generate cost synergies.

Transaction Financing

CyrusOne has the option to assume approximately $65 million of debt currently outstanding under two existing credit facilities (denominated in GBP and EUR), with total capacity of approximately $185 million. If the Company assumes the debt, the balance of the purchase price will be financed through capacity under its $1.1 billion revolving credit facility, which is fully undrawn. If CyrusOne does not assume the debt, the full amount of the purchase price will be financed through capacity under its revolving credit facility.

Fourth Quarter 2017 Capital Markets Activities

As previously announced, CyrusOne completed a $400 million offering of senior notes in early November, using the proceeds to repay borrowings outstanding under its revolving credit facility. Also in the fourth quarter, CyrusOne sold approximately 4.8 million shares of its common stock through its at-the-market equity program at an average price of $62.09, raising approximately $296 million in net proceeds. The Company has $200 million in remaining capacity under the current ATM program authorization.

Financial Impact / 2018 Guidance

On a standalone basis, CyrusOne expects full year 2018 Total Revenue growth of 17-20% and Adjusted EBITDA growth of 19-22% compared to full year 2017. In addition, CyrusOne forecasts Zenium to produce full year 2018 Adjusted EBITDA of $17-19 million and full year 2019 Adjusted EBITDA of $32-34 million. This transaction is expected to be dilutive to Normalized FFO per diluted common share in the first twelve months following the closing, modestly accretive in the second twelve months, and meaningfully accretive thereafter. The Company will provide combined guidance for full year 2018 in its fourth quarter 2017 earnings release, currently scheduled for February 21, 2018, including Total Revenue, Adjusted EBITDA, Normalized FFO per diluted common share and Capital Expenditures. CyrusOne is not providing reconciliations for the forward-looking non-GAAP financial measures included in this press release due to the inherent difficulty in forecasting and quantifying certain amounts that would be necessary for such reconciliations, including net income (loss) and adjustments that could be made for stock based compensation and other costs, the amount of which, based on historical experience, could be significant.

Financial and Legal Advisors

Sullivan & Cromwell LLP and Eversheds Sutherland LLP served as legal advisors to CyrusOne in connection with the transaction. RBC Capital Markets, LLC served as exclusive financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison, LLP and Charles Russell Speechlys LLP served as legal advisors to Quantum and Zenium.

Conference Call Details

CyrusOne will host a conference call on December 21, 2017, at 2:00 PM Eastern Time (1:00 PM Central Time) to discuss the transaction. A live webcast of the conference call and a copy of the presentation materials will be available under the “Company” tab in the “Investors / Events and Presentations” section of the Company’s website at http://investor.cyrusone.com/events.cfm. The U.S. conference call dial-in number is 1-844-492-3731, and the international dial-in number is 1-412-542-4121. A replay will be available one hour after the conclusion of the call on December 21, 2017, through January 4, 2018. The U.S. toll-free replay dial-in number is 1-877-344-7529 and the international replay dial-in number is 1-412-317-0088. The replay access code is 10115221.

Safe Harbor

This release contains forward-looking statements regarding future events and our future results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,”

“continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Examples of forward-looking statements include, but are not limited to: (i) statements about the benefits of CyrusOne’s proposed acquisition of Zenium, including future financial and operating results, enhanced utilization, expected cost savings, enhanced revenues and accretion to reported earnings and funds from operations that may be realized from the acquisition; (ii) statements of plans, objectives and expectations of CyrusOne or its management, including the expected timing of completion of the transaction; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements and other statements that are not historical facts. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) the risk that a condition to closing of the acquisition may not be satisfied; (ii) the time required to consummate the proposed acquisition; (iii) the risk that Zenium will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (iv) the risk that the expected increased revenues, funds from operations and net income may not be fully realized or may take longer to realize than expected; (v) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; and (vi) disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. More information on potential risks and uncertainties related to our business is available in our recent filings with the SEC, including CyrusOne’s Form 10-K report, Form 10-Q reports, and Form 8-K reports. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

About CyrusOne

CyrusOne (NASDAQ: CONE) is a high-growth real estate investment trust (REIT) specializing in highly reliable enterprise-class, carrier-neutral data center properties. The Company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for nearly 1,000 customers, including 195 Fortune 1000 companies.

With a track record of meeting and surpassing the aggressive speed-to-market demands of hyperscale cloud providers, as well as the expanding IT infrastructure requirements of the enterprise, CyrusOne provides the flexibility, reliability, security, and connectivity that foster business growth. CyrusOne offers a tailored, customer service-focused platform and is committed to full transparency in communication, management, and service delivery throughout its 44 data centers worldwide. Additional information about CyrusOne can be found at www.CyrusOne.com.

CyrusOne Inc.

Investors
Michael Schafer

Vice President, Capital Markets & Investor Relations

972-350-0060
investorrelations@cyrusone.com

Media
David Baum

646-428-0620
cyrusone@allisonpr.com

About Quantum

Quantum is a private investment vehicle that pursues investments globally in a variety of industries and across strategies, including buyouts, growth equity transactions and structured investments. Quantum seeks to acquire and build businesses in partnership with experienced management teams and pursues investments in securities and assets that generate attractive returns on investment.  The investment advisor to Quantum is Soros Fund Management LLC, a private investment management firm that serves as the principal investment advisor to a number of private investment funds that are managed exclusively for Soros family clients.